Exhibit 10-C

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of the Company’s named executive officers and directors.

1. 2017 Base Salary

The Committee approved increases to the base salaries of each of the named executive officers set forth below. The following base salaries are effective for the Company’s named executive officers for fiscal 2017:

Name	Title	Base Salary

Clifton E. Sifford	President and Chief Executive Officer	$675,000

W. Kerry Jackson	Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer	$550,000

Timothy T. Baker	Executive Vice President - Store Operations	$530,000

Carl N. Scibetta	Executive Vice President – Chief Merchandising Officer	$500,000

2. Director's Compensation

Effective January 1, 2017, the Company pays the following to its non-employee Directors:

Annual Cash Retainer	$60,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Director Cash Retainer	$15,000

Non-employee Directors will annually receive a stock award valued at $60,000 as of the date of grant under the Company’s equity incentive plan. The restrictions on the stock award lapse on January 2nd of the year following the year in which the grant was made.

The Company also reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.